Exhibit 99.1

Investors Relation contacts:

John Marco, Partner, Elite IR
Tel:	+1-310-819-2948
Email:	John.marco@elite-ir.com

Leslie J. Richardson, Partner, Elite IR
Tel:	+852-3183-0283
Email:	Leslie.richardson@elite-ir.com

Weikang Bio-Technology Issues Fiscal 2011 Revenue Guidance of $71 - $82
 Million and Net Profit of $27 - $31 million or $0.97 - $1.12 Earnings per Share

HARBIN, China, November 29, 2010 -- Weikang Bio-Technology Group Co., Inc. (OTC Bulletin Board:WKBT.ob - News) ("Weikang" or the "Company"), a leading developer, manufacturer and marketer of Traditional Chinese Medicine (TCM), Western prescription and OTC pharmaceuticals and other health and nutritional products in the People's Republic of China, today announced that for fiscal 2011, the Company expects revenue to be in the range of $71 to $82 million, net profit to be $27 to $31 million and earnings per share to be $0.97 to $1.12, based upon 28 million shares outstanding.

“We are working extremely diligent to enhance our market penetration as we continue to build a high-quality therapeutics company.  We have launched several new therapeutics this year and have plans to launch several more new therapeutics in 2011.  In addition, we have expanded our sales coverage area by adding three new distributors,” commented Mr. Yin Wang, Chairman and CEO of Weikang Bio-Technology Group. “Therefore, we believe that we have created a solid foundation to continue expanding sales, increase revenue and net income and strengthen shareholder value.”

About Weikang Bio-Technology Group Co., Inc.

Weikang Bio-Technology Group Co., Inc. is principally engaged in developing, manufacturing and distributing Traditional Chinese Medicine (TCM), and health and nutritional supplements in China, in compliance with requisite Chinese licenses and approvals. The Company is also expanding its business scope to develop, manufacture and distribute Chinese herbal extract products and GMP certified western prescription and OTC pharmaceuticals through its acquisition of Tianfang.  For more information, please visit http://www.weikangbio.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.